EXHIBIT 99
Dear Shareholder,
     Our nation’s credit and mortgage crisis, along with a depressed Michigan economy contributing to high unemployment rates in our state and more specifically in our immediate service area, have proven to be difficult. As has been widely reported, the entire banking industry has faced significant problems throughout this downturn in the economic cycle.
     The main concern of the banking industry today is credit quality. Since August of 2007, which marked the beginning of the national mortgage and credit crisis, Citizens First’s non-performing loans have increased by 46.7%. By June 30, 2008, Citizens First had proactively placed an additional $10,450,000.00 in loan loss reserves. The additional reserves, while necessary, contributed to our 2nd quarter loss of $4,092,000.00.
     Citizens First have taken two major steps to preserve our capital base as we navigate through these unprecedented times. First, using our available resources we infused $4,000,000 of additional capital into our banking subsidiary, Citizens First Savings Bank. Second, we, as many other banks have already done, temporarily suspended the payment of dividends. This decision, while difficult, is made in the best interests of our shareholders, because it will permit the bank to retain approximately $2.9 million of capital over the next year. As economic conditions improve, and Citizens First returns to a normalized level of profitability, we fully expect to reinstate dividends to our shareholders.
     Although we believe the national housing markets and the Michigan economy will continue to be difficult through 2008 and into 2009, we are beginning to identify signs of improvement. Local property values are beginning to stabilize. Through August of 2008, our property management company, Coastal Equity Partners (coastalequity partners.com) has sold 39% of all real-estate owned taken into inventory since the LLC was formed in 2007. The loan concentrations in our builder direct portfolio, which consist of single family homes, have decreased by 68% since March 2007, and delinquencies in consumer and home mortgage loans have decreased since February 2008.

     Most importantly Citizens First is continuing its important role as a community focused bank. The real tragedies during these times are the families that have lost or will lose their homes. In the past year we, at Citizens First, have worked with over 400 families in their efforts to save their homes. Our commitment to the communities we serve is our foundation and will continue to be a vital part of our strength as we all emerge from these economic times.
     We thank you for your support and understanding. Should you have questions or desire additional information, please refer to our June 30, 2008 Form 10Q in the Investor Relations section of our website at www.cfsbank.com or call me directly at (810) 985-0494.
Sincerely/MJC, CEO